EXHIBIT 99.2

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces 5% Stock Dividend

Sparta, Michigan – April 25, 2018 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, announced today that the Board of Directors has approved a 5% stock dividend. The dividend is payable on May 31, 2018 to shareholders of record as of May 10, 2018. The stock dividend is in addition to the first quarter cash dividend of $0.18 per share which was paid on March 30, 2018.

“ChoiceOne’s strong financial performance in the first quarter of 2018 and in 2017 has allowed us to declare this stock dividend,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “I am pleased to announce this dividend as a way of showing our appreciation to our many loyal and dedicated shareholders.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Cautionary Statement: The declaration and payment of future cash or stock dividends to shareholders will be considered by the Board of Directors in its discretion and will depend on a number of factors, including ChoiceOne’s financial condition, liquidity, profits, and anticipated profitability.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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